Prospectus Supplement No. 11                Filed pursuant to Rule 424(b)(3) and 424(c)
                Registration Statement No. 333-183487
10,149,824 SHARES OF COMMON STOCK UNDERLYING WARRANTS WITH AN EXERCISE PRICE EQUAL TO $0.65 PER SHARE

This Prospectus Supplement No. 11 (the “Prospectus Supplement”) amends our prospectus dated September 13, 2012, as previously supplemented (the “Prospectus”) related to 10,149,824 shares of our common stock underlying warrants with an exercise price equal to $0.65 per share, which warrants were issued upon consummation of the rights offering described in the Prospectus.
This Prospectus Supplement is being filed in order to incorporate into and to include in the Prospectus the information set forth in the Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on March 26, 2013, which is attached hereto. This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained therein.
Our common stock is currently traded on the Nasdaq Capital Market, under the symbol “MOTR.” On March 28, 2013, the closing sale price of our common stock was $0.37 per share.
Investing in our securities involves substantial risks. You should carefully consider the matters discussed under the section entitled “Risk Factors” beginning on page 27 of the Prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is April 1, 2013.